Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

Phillip M. Satow Resigns from Forest Laboratories Board of Directors

New York, New York, July 1, 2005. Forest Laboratories, Inc. (NYSE: FRX) today announced that Phillip M. Satow, a member of the Company's Board of Directors and former Executive Vice President of the Company, has resigned from the Board of Directors. Mr. Satow, who serves as the Chairman and Chief Executive Officer of JDS Pharmaceuticals, LLC, a privately-held pharmaceutical company, indicated that he was reluctantly resigning from Forest, with which he has been happily associated for more than 20 years, to avoid any potential conflict of interest between the business of JDS as it may develop in the future and his Board service for Forest. Although Mr. Satow thought it advisable to step aside from his Board membership, he indicated that he would remain available to provide advice and guidance to the Company.

Howard Solomon, Forest's Chairman and Chief Executive Officer stated: "All of us at Forest greatly appreciate the creativity and talent Phil brought to Forest during his many years as an executive officer, as well as during his years as a non-employee member of our Board. Phil was a leading force in the development and expansion of Forest's sales and marketing capabilities, including the extraordinary launch of Celexa and Forest's antidepressant franchise. His knowledge of our industry, expertise and personal warmth and integrity made him an invaluable member of our Board."

Following Mr. Satow's resignation, the Forest Board is now comprised of six members, four of whom are classified as independent in accordance with New York Stock Exchange criteria. Forest intends to seek an additional independent member of the Board of Directors during the course of the current fiscal year.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements are subject to risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Source: Forest Laboratories, Inc.